Exhibit 99.3
Nextdoor Appoints Marissa Mayer, Niraj Shah, and Robert Hohman to Board of Directors
New appointments bring substantial product-centric operational and leadership experience in the technology space to Nextdoor’s Board

SAN FRANCISCO, CA, May 7, 2024 — Nextdoor Holdings, Inc. (NYSE: KIND), the essential neighborhood app, is pleased to announce the appointment of three additional members to its board of directors: Marissa Mayer, Founder/CEO of Sunshine and former President and Chief Executive Officer of Yahoo!, Niraj Shah, Chief Executive Officer, Co-Chairman and Co-Founder of Wayfair, and Robert Hohman, Co-Founder and Chairman of Glassdoor.

“We are delighted to welcome Ms. Mayer, Mr. Shah, and Mr. Hohman to Nextdoor’s board. Each of these executives has significant experience leading successful technology companies at scale,” said Nirav Tolia, Nextdoor Executive Chair and incoming CEO. “With proven product-centric operational expertise, we are thrilled that they have chosen to join Nextdoor’s board at this exciting time.”

Ms. Mayer has served as Chief Executive Officer of Sunshine Products, Inc. (a technology startup focused on making the everyday tasks of sharing photos, events, groups and contacts magical) since she co-founded the company in 2018. She previously served as Chief Executive Officer, President and a member of the board of directors of Yahoo!, Inc. from July 2012 to June 2017. Before joining Yahoo!, Ms. Mayer spent 13 years at Google, Inc., from 1999 to 2012, where she held various roles of increasing responsibility including Vice President, Local, Maps and Locations Services, and Vice President, Search Products and User Experience. Ms. Mayer has also served on the boards of directors of Walmart Inc. since 2012 and AT&T, Inc. since 2024. Ms. Mayer holds a B.S. in symbolic systems and an M.S. in Computer Science with a specialization in artificial intelligence from Stanford University.

Mr. Shah is co‑founder, Chief Executive Officer and Co-Chairman of the Board of Directors of Wayfair Inc., a leading global online destination for the home. Prior to co-founding Wayfair in 2002, Mr. Shah served as Chief Executive Officer for Simplify Mobile Corporation, an enterprise software company he co‑founded in 2001, and Entrepreneur‑in‑Residence at Greylock Partners, a venture capital firm, in 2001. Mr. Shah served in various roles at iXL Enterprises, Inc., including as Chief Operating Officer and a director, from 1998 to 2000, and as Chief Executive Officer of Spinners Incorporated, an IT consulting company he co‑founded, from 1995 to 1998. In addition to his roles at Wayfair, Mr. Shah currently serves on the board of directors of the Shah Charitable Foundation, the Cornell Tech Council and the Massachusetts Competitive Partnership. Mr. Shah received a B.S. in engineering from Cornell University.

Mr. Hohman founded Glassdoor, Inc., a digital platform which provides reputational, compensation, and other information on companies provided by users, in 2007 and has served as its Chairman since January 2020. Prior to his service as Chairman, Mr. Hohman was Glassdoor’s Chief Executive Officer from June 2007 to January 2020. Mr. Hohman also currently serves as an advisor to Riot Games, Inc., a video game developer company, and Executive Producer of Tweaking Cat Studios, a family gaming studio. Mr. Hohman previously served on the audit committee and the board of directors of OpenTable, Inc. from 2012 to 2014. Prior to founding Glassdoor in 2007, Mr. Hohman served in management roles at Hotwire, Inc. and Expedia Group, Inc. Mr. Hohman received a B.S. and M.S. in Computer Science from Stanford University.

Nextdoor uses its Investor Relations website (investors.nextdoor.com), its X handle (twitter.com/Nextdoor), and its LinkedIn Home Page (linkedin.com/company/nextdoor-com) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
About Nextdoor

Nextdoor (NYSE: KIND) is the neighborhood network. Neighbors, businesses of all sizes, and public agencies in more than 335,000 neighborhoods across 11 countries turn to Nextdoor to connect to the neighborhoods that matter to them so that they can thrive. As a purpose-driven company, Nextdoor leverages innovative technology to cultivate a kinder world where everyone has a neighborhood they can rely on — both online and in the real world. Download the app or join the neighborhood at nextdoor.com. For more information and assets, visit nextdoor.com/newsroom.
Contacts
Nextdoor Investor Relations:
John T. Williams
ir@nextdoor.com
or visit investors.nextdoor.com

Nextdoor Media Relations:

Antonia Gray
press@nextdoor.com